As filed with the Securities and Exchange Commission on July 29, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NiSource Finance Corp. (Exact name of registrant as specified in its charter)	NiSource Inc. (Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	Delaware (State or other jurisdiction of incorporation or organization)

35-2105468 (I.R.S. Employer Identification Number)	35-2108964 (I.R.S. Employer Identification Number)

801 East 86th Avenue Merrillville, Indiana 46410 (877) 647-5990 (Address, including zip code and telephone number, including area code, of registrant’s principal executive office)	David J. Vajda NiSource Inc. 801 East 86th Avenue Merrillville, Indiana 46410 (219) 647-5520 (Name, address, including zip code and telephone number, including area code, of agent for service)

Copy to:

David McCarthy

Schiff Hardin & Waite
6600 Sears Tower
Chicago, Illinois 60606
(312) 258-5500

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market and other conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Proposed Maximum	Amount of
Securities to be Registered	Aggregate Offering Price(1)	Registration Fee(2)

Common Stock, par value $0.01 per share, and related Preferred Stock Purchase Rights of NiSource Inc.(3)	(4)

Preferred Stock of NiSource Inc.	(4)

Debt Securities of NiSource Finance Corp.	(4)

Guarantees of NiSource Inc. with respect to Debt Securities(5)	(4)

Warrants	(4)

Stock Purchase Contracts	(4)

Stock Purchase Units	(4)

Total	$2,500,000,000 (6)	$202,250

(1)	The proposed maximum aggregate offering price per class of securities will be determined from time to time by the registrant in connection with the issuance of the securities hereunder.

(footnotes continued on next page)

    Pursuant to Rule 429 of the Securities Act, the prospectus included in this Registration Statement also relates to $307,005,000 aggregate principal amount of securities previously registered under the Securities Act by Registration Statement No. 333-49330 and not yet issued.

    The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

(footnotes continued from previous page)

(2)	The registration fee has been calculated pursuant to Rule 457(o).

(3)	The aggregate amount of common stock registered hereunder for issuance in connection with at-the-market offerings of common stock is limited to that which is permissible under Rule 415(a)(4) under the Securities Act.

(4)	Not applicable pursuant to General Instruction II.D of Form S-3.

(5)	The obligations of NiSource Finance Corp. under Debt Securities registered hereunder will be fully and unconditionally guaranteed by NiSource Inc., as described more fully in the registration statement.

(6)	Except as permitted by Rule 429 under the Securities Act, in no event will the aggregate maximum offering price of all securities issued from time to time pursuant to this registration statement exceed $2,500,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. This total amount also includes such securities as may, from time to time, be issued upon conversion or exchange of securities registered hereunder, to the extent any such securities are, by their terms, convertible into or exchangeable for other securities.

PROSPECTUS

$2,807,005,000

NiSource Inc.

Common Stock

Preferred Stock
Guarantees of Debt Securities
Warrants
Stock Purchase Contracts
Stock Purchase Units

NiSource Finance Corp.

Debt Securities

Guaranteed as Set Forth in this Prospectus by NiSource Inc.
Warrants

     NiSource Inc. may offer, from time to time, in amounts, at prices and on terms that it will determine at the time of offering, any or all of the following:

•	shares of common stock, including preferred stock purchase rights;

•	shares of preferred stock, in one or more series;

•	warrants to purchase common stock or preferred stock; and

•	stock purchase contracts to purchase common stock, either separately or in units with the debt securities described below or U.S. Treasury securities.

     NiSource Finance Corp., a wholly owned subsidiary of NiSource, may offer from time to time in amounts, at prices and on terms to be determined at the time of the offering:

•	one or more series of its debt securities; and

•	warrants to purchase debt securities.

      NiSource will fully and unconditionally guarantee the obligations of NiSource Finance under any debt securities issued under this prospectus or any prospectus supplement.

  We will provide specific terms of these securities, including their offering prices, in prospectus supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

  We may offer these securities to or through underwriters, through dealers or agents, directly to you or through a combination of these methods. You can find additional information about our plan of distribution for the securities under the heading “Plan of Distribution” beginning on page 20 of this prospectus. We will also describe the plan of distribution for any particular offering of these securities in the applicable prospectus supplement. This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2003.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration or continuous offering process. Under this process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,807,005,000.

      This prospectus provides you with a general description of the common stock, preferred stock, debt securities, guarantees of debt securities, warrants, stock purchase contracts and stock purchase units we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include a description of any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in the prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

      The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

      You should rely only on the information incorporated by reference or provided in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus or the accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

      References to “NiSource” refer to NiSource Inc. and references to “NiSource Finance” refer to NiSource Finance Corp. Unless the context requires otherwise, references to “we,” “us” or “our” refer collectively to NiSource and its subsidiaries, including NiSource Finance. References to “securities” refer collectively to the common stock, preferred stock, debt securities, guarantees of debt securities, warrants, stock purchase contracts and stock purchase units registered hereunder.

WHERE YOU CAN FIND MORE INFORMATION

      NiSource files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document NiSource files at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain additional information about the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a site on the Internet (http://www.sec.gov) that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including NiSource.

      The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that NiSource has filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that NiSource files with the SEC after the date of this prospectus will automatically modify and supersede the information included or incorporated by reference in this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference the following documents filed with the SEC:

•	our Annual Report on Form 10-K, as amended by our Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2002;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003;

•	our Current Reports on Form 8-K dated May 13, 2003 and July 15, 2003; and

•	the description of our common stock contained in our definitive joint proxy statement/ prospectus dated April 24, 2000.

      We also incorporate by reference any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

      You may request a copy of any of these filings at no cost by writing to or telephoning us at the following address and telephone number: Gary W. Pottorff, NiSource Inc., 801 East 86th Avenue, Merrillville, Indiana 46410, telephone: (877) 647-5990.

      We maintain an Internet site at http://www.nisource.com which contains information concerning NiSource and its subsidiaries. The information contained at our Internet site is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

      We have filed this prospectus with the SEC as part of a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

FORWARD-LOOKING STATEMENTS

      Some of the information included in this prospectus, in any prospectus supplement and in the documents incorporated by reference are forward-looking statements within the meaning of the securities laws. These statements concern our plans, expectations and objectives for future operations. Any statement that is not a historical fact is a forward-looking statement. We use the words “estimate,” “intend,” “expect,” “believe,” “anticipate” and similar expressions to identify forward-looking statements, but some of these statements may use other phrasing. We undertake no obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this prospectus or accompanying prospectus supplement or to reflect the occurrence of unanticipated events. While we make the forward-looking statements in good faith and believe they are based on reasonable assumptions, these statements are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include:

•	increased competition in deregulated energy markets;

•	the weather;

•	fluctuations in supply and demand for energy commodities;

•	successful consummation of proposed dispositions;

•	growth opportunities for NiSource’s businesses;

•	dealings with third parties over whom NiSource has no control;

•	actual operating experience of acquired assets;

•	NiSource’s ability to integrate acquired operations into its operations;

•	the regulatory process;

•	regulatory and legislative changes;

•	changes in general economic, capital and commodity market conditions;

•	counter-party credit risk, many of which risks are beyond the control of NiSource; and

•	other uncertainties, all of which are difficult to predict, and many of which are beyond our control, including factors we discuss in this prospectus and any prospectus supplement and our filings with the SEC.

      Accordingly, you should not rely on the accuracy of predictions contained in forward-looking statements. These statements speak only as of the date of this prospectus, the date of the accompanying prospectus supplement or, in the case of documents incorporated by reference, the date of those documents.

NISOURCE INC.

      Overview. NiSource is a super-regional energy holding company that provides natural gas, electricity and other products and services to approximately 3.7 million customers located within the energy corridor that runs from the Gulf Coast through the Midwest to New England.

      We are the largest regulated natural gas distribution company, as measured by number of customers, operating east of the Rocky Mountains. Our principal subsidiaries include Columbia Energy Group, a vertically-integrated natural gas distribution, transmission and storage holding company whose subsidiaries provide service to customers in the Midwest, the Mid-Atlantic and the Northeast; Northern Indiana Public Service Company, a vertically-integrated natural gas and electric company providing service to customers in northern Indiana; and Bay State Gas Company, a natural gas distribution company serving customers in New England. We derive substantially all our revenues and earnings from the operating results of our subsidiaries. Our primary business segments are:

•	gas distribution;

•	gas transmission and storage; and

•	electric operations.

      Strategy. We are focused on using our core regulated gas and electric businesses to serve customers throughout the energy-intensive corridor that extends from the supply areas in the Gulf Coast through the consumption centers in the Midwest, Mid-Atlantic, New England and Northeast. This corridor is home to 30% of the nation’s population and 40% of its energy consumption. The acquisition of Columbia Energy Group in November 2000 furthered this strategy by combining NiSource’s natural gas distribution assets in Indiana and New England with Columbia’s natural gas distribution and storage assets in Ohio and the Mid-Atlantic and Columbia’s interstate transmission assets. We are committed to maximizing our efficiency in our core regulated operations without compromising customer service and safety.

      Gas Distribution. We are the nation’s third largest regulated gas distribution company based on volume of gas sales, with an average volume of over 2.3 billion cubic feet per day. Through our wholly-owned subsidiary, Columbia Energy Group, we own five distribution subsidiaries that provide natural gas under the Columbia Gas name to approximately 2.1 million residential, commercial and industrial customers in Ohio, Pennsylvania, Virginia, Kentucky and Maryland. We also distribute natural gas to approximately 770,000 customers in northern Indiana through three subsidiaries: Northern Indiana Public Service Company, Kokomo Gas and Fuel Company and Northern Indiana Fuel and Light Company, Inc. Additionally, our subsidiaries Bay State Gas Company and Northern Utilities, Inc. distribute natural gas to more than 329,000 customers in the areas of Brockton, Lawrence and Springfield, Massachusetts, Lewiston and Portland, Maine, and Portsmouth, New Hampshire.

      Gas Transmission and Storage. Our gas transmission and storage subsidiaries own and operate an interstate pipeline network of approximately 16,062 miles extending from offshore in the Gulf of Mexico to Lake Erie, New York and the eastern seaboard. Together, the companies serve customers in 19 northeastern, mid-Atlantic, midwestern and southern states, as well as the District of Columbia. In addition, Columbia Gas Transmission Corporation operates one of the nation’s largest underground natural gas storage systems, capable of storing approximately 670 billion cubic feet of natural gas.

      Electric Operations. We generate and distribute electricity through our subsidiary Northern Indiana Public Service Company. Northern Indiana provides electric service to approximately 437,000 customers in 21 counties in the northern part of Indiana. Northern Indiana owns and operates three coal-fired electric generating stations with a net capacity of 2,694 megawatts, three gas-fired combustion turbine generating units with a net capacity of 186 megawatts and two hydroelectric generating plants with a net capacity of 10 megawatts, for a total system net capacity of 2,890 megawatts. Northern Indiana is interconnected with five neighboring electric utilities. During the year ended December 31, 2002, Northern Indiana generated 72.6% and purchased 27.4% of its electric requirements.

      Other Operations. We provide energy-related services, including gas marketing and power trading. Through our subsidiary EnergyUSA-TPC Corp., we provide natural gas sales to industrial and commercial customers and engage in natural gas marketing activities. We operate the Whiting Clean Energy project, located at BP’s Whiting, Indiana refinery. We participate in real estate and other businesses.

      Non-Core Divestitures. On January 28, 2003, our subsidiary Columbia Natural Resources, Inc., a subsidiary of Columbia Energy Resources, Inc., sold its interest in a natural gas exploration and production joint venture in New York state for $95.0 million. The interests sold represented approximately 39 billion cubic feet equivalent of natural gas reserves, or approximately 3.5 percent of Columbia Natural Resources’ total reserves. The 2002 production from the joint venture assets was approximately 6 billion cubic feet equivalent, or approximately 11 percent of our total 2002 production.

      On July 3, 2003, we agreed to sell our exploration and production subsidiary, Columbia Energy Resources, for $330 million to Triana Energy Holdings, Inc., an affiliate of Morgan Stanley Capital Partners. The sale will result in approximately $220 million in after-tax cash proceeds, which we will use to pay down debt. We will recognize an after-tax book loss of approximately $335 million on the sale, largely reflecting the taxes incurred from the sale and the difference between the current carrying value of Columbia Energy Resources’ stock and the purchase price. Our exploration and production business will be accounted for as discontinued operations as of June 30, 2003. We expect to complete the sale in the third quarter of 2003. NiSource and Columbia Energy Group will remain guarantors of certain obligations of Columbia Natural Resources with respect to gas deliveries through February 2006 under forward sale contracts. Columbia Energy Group will also remain an indemnitor with respect to certain surety bonds supporting those obligations. Triana Energy Holdings has agreed to indemnify us for any payments made as a result of Columbia Natural Resources’ failure to make deliveries.

      Also on July 3, 2003, we agreed to sell six of Primary Energy’s operating subsidiaries and the Primary Energy name for approximately $335 million to Private Power, LLC, a privately held power development firm backed by American Securities Capital Partners, LLC, a New York private equity investment firm. Proceeds from the sale will be used to reduce our debt by approximately $296 million, of which approximately $71 million is off balance sheet. The assets of Primary Energy that are being sold in the transaction will be accounted for as discontinued operations as of June 30, 2003. We expect to complete the sale in the third quarter of 2003. We will recognize an after-tax book loss of approximately $29 million on the sale. NiSource will remain a guarantor with respect to certain obligations of the operating subsidiaries being sold. Private Power has agreed to indemnify NiSource for any payments made under its guarantees.

NISOURCE FINANCE CORP.

      NiSource Finance is a wholly-owned special purpose finance subsidiary of NiSource that engages in financing activities to raise funds for the business operations of NiSource and its subsidiaries. NiSource Finance’s obligations under the debt securities will be fully and unconditionally guaranteed by NiSource. NiSource Finance was incorporated in February 2000 under the laws of the State of Indiana.

USE OF PROCEEDS

      Unless otherwise described in the applicable prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus and any applicable prospectus supplement for general corporate purposes, including additions to working capital and repayment of existing indebtedness.

RATIOS OF EARNINGS TO FIXED CHARGES

      The following are ratios of our earnings to fixed charges for each of the periods indicated:

	Fiscal Year Ended December 31
Three Months Ended
March 31, 2003	2002	2001	2000	1999	1998

3.75	2.16	1.64	1.84	2.14	2.87

      For purposes of calculating the ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before income taxes plus fixed charges. “Fixed charges” consist of interest on all indebtedness, amortization of debt expense, the portion of rental expenses on operating leases deemed to be representative of the interest factor and preferred stock dividend requirements of consolidated subsidiaries.

DESCRIPTION OF CAPITAL STOCK

General

      The authorized capital stock of NiSource consists of 420,000,000 shares, $0.01 par value, of which 400,000,000 are common stock and 20,000,000 are preferred stock. The board of directors has designated 4,000,000 shares of the preferred stock as Series A Junior Participating Preferred Shares. These shares are reserved for issuance under NiSource’s Shareholder Rights Plan.

Shareholder Rights Plan

      Each share of NiSource common stock includes one preferred share purchase right. Each preferred share purchase right entitles its holder to purchase one-hundredth (1/100) of a Series A Junior Participating Preferred Share at a price of $60 per one-hundredth of a share, subject to adjustment. The preferred share purchase rights will become exercisable if a person or group acquires 25% or more of the voting power of NiSource or announces a tender or exchange offer following which the person or group would hold 25% or more of NiSource’s voting power. If such an acquisition were consummated, then each preferred share purchase right would be exercisable for that number of shares of NiSource common stock having a market value of two times the exercise price of the preferred share purchase right. The preferred share purchase rights will not be exercisable, however, if the person who acquired sufficient shares of stock to reach the 25% threshold acquired its stock under an offer (a “qualified offer”) for all shares at a price and on terms which the NiSource board of directors determines is fair to stockholders and is otherwise in the best interests of NiSource and its stockholders. The preferred share purchase rights will also become exercisable on or after the date on which the 25% threshold has been triggered, if NiSource is acquired in a merger or other business combination in which NiSource is not the survivor or in which NiSource is the survivor but its common stock is changed into or exchanged for securities of another entity, cash or other property, or 50% or more of the assets or earning power of NiSource and its subsidiaries is sold. At that time, each preferred share purchase right will become exercisable for that number of shares of common stock of the acquiring company having a market value of two times the exercise price of the preferred share purchase right. The preferred share purchase rights will not be exercisable in the event of a merger or other business combination following a qualified offer, provided that the per share price offered in the merger or other business combination is not less than the price paid in the qualified offer and the form of consideration offered in the merger or other business combination is the same as that paid in the offer. NiSource may redeem the preferred share purchase rights at a price of $.01 per right prior to the occurrence of an event that causes the preferred share purchase rights to be exercisable for shares of common stock. The preferred share purchase rights will expire on March 12, 2010.

Anti-Takeover Provisions

      The certificate of incorporation of NiSource includes provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of management of NiSource. NiSource’s board of directors is classified into three classes of directors with staggered three-year terms. The directors may be removed only for cause by the affirmative vote of 80% of the combined voting power of all of the then-outstanding shares of stock of NiSource voting together as a single class. Unless the board of directors determines otherwise or except as otherwise required by law, vacancies on the board or newly-created directorships may be filled only by the affirmative vote of directors then in office, even though less than a quorum. If the board of directors or applicable Delaware law confers power on stockholders of NiSource to fill such a vacancy or newly-created directorship, it may be filled only by affirmative vote of 80% of the combined voting power of the outstanding shares of stock of NiSource entitled to vote. Stockholders may not cumulate their votes, and stockholder action may be taken only at a duly called meeting and not by written consent. The certificate of incorporation also provides that special meetings of stockholders may be called only by a majority of the total number of authorized directors. In addition, NiSource’s bylaws contain requirements for advance notice of stockholder proposals and director nominations. These and other provisions of the certificate of incorporation and bylaws and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of management of NiSource.

      NiSource is currently subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203 prevents certain Delaware corporations, including those whose securities are listed on a national securities exchange, such as the New York Stock Exchange, from engaging, under certain circumstances, in a “business combination,” which includes a merger or sale of more than 10% of the corporation’s assets, with any interested stockholder for three years following the date that the stockholder became an interested stockholder. An interested stockholder is a stockholder who acquired 15% or more of the corporation’s outstanding voting stock without the prior approval of the corporation’s board of directors.

      The following summaries of provisions of our common stock and preferred stock are not necessarily complete. You are urged to read carefully NiSource’s certificate of incorporation and bylaws which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Common Stock

      NiSource common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange, under the symbol “NI.” Common stockholders may receive dividends if and when declared by the board of directors. Dividends may be paid in cash, stock or other form. In certain cases, common stockholders may not receive dividends until obligations to any preferred stockholders have been satisfied. All common stock will be fully paid and non-assessable. Each share of common stock is entitled to one vote in the election of directors and other matters. Common stockholders are not entitled to preemptive rights or cumulative voting rights. Common stockholders will be notified of any stockholders’ meeting according to applicable law. If NiSource liquidates, dissolves or winds-up its business, either voluntarily or involuntarily, common stockholders will share equally in the assets remaining after creditors and preferred stockholders are paid.

Preferred Stock

      The board of directors can, without approval of stockholders, issue one or more series of preferred stock. The board can also determine the number of shares of each series and the rights, preferences and limitations of each series, including any dividend rights, voting rights, conversion rights, redemption rights and liquidation preferences, the number of shares constituting each series and the terms and conditions of issue. In some cases, the issuance of preferred stock could delay a change in control of NiSource and make it harder to remove incumbent management. Under certain circumstances, preferred stock could also restrict dividend payments to holders of common stock. All preferred stock will be fully paid and non-assessable.

      The terms of the preferred stock that NiSource may offer will be established by or pursuant to a resolution of the board of directors of NiSource and will be issued under certificates of designations or through amendments to NiSource’s certificate of incorporation. If NiSource uses this prospectus to offer preferred stock, an accompanying prospectus supplement will describe the specific terms of the preferred stock. NiSource will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to the preferred stock that NiSource may offer.

      The following terms of the preferred stock, as applicable, will be set forth in a prospectus supplement relating to the preferred stock:

•	the title and stated value;

•	the number of shares NiSource is offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date, and method of calculation of dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on NiSource’s ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	voting rights, if any;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend or liquidation rights;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend or liquidation rights; and

•	any other material specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

      The terms, if any, on which the preferred stock may be exchanged for or converted into shares of common stock or any other security and, if applicable, the conversion or exchange price, or how it will be calculated, and the conversion or exchange period will be set forth in the applicable prospectus supplement.

      The preferred stock or any series of preferred stock may be represented, in whole or in part, by one or more global certificates, which will have an aggregate liquidation preference equal to that of the preferred stock represented by the global certificate.

      Each global certificate will:

•	be registered in the name of a depositary or a nominee of the depositary identified in the prospectus supplement;

•	be deposited with such depositary or nominee or a custodian for the depositary; and

•	bear a legend regarding the restrictions on exchanges and registration of transfer and any other matters as may be provided for under the certificate of designations.

DESCRIPTION OF THE DEBT SECURITIES

      NiSource Finance may issue the debt securities, in one or more series, from time to time under an Indenture, dated as of November 14, 2000, among NiSource Finance, NiSource, as guarantor, and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as trustee. JPMorgan Chase Bank, as trustee under the Indenture, will act as indenture trustee for the purposes of the Trust Indenture Act. We have filed the Indenture as an exhibit to the registration statement of which this prospectus is a part.

      This section briefly summarizes some of the terms of the debt securities and the Indenture. This section does not contain a complete description of the debt securities or the Indenture. The description of the debt securities is qualified in its entirety by the provisions of the Indenture. References to section numbers in this description of the debt securities, unless otherwise indicated, are references to section numbers of the Indenture.

General

      The Indenture does not limit the amount of debt securities that may be issued. The Indenture provides for the issuance of debt securities from time to time in one or more series. The terms of each series of debt securities may be established in a supplemental indenture or in resolutions of NiSource Finance’s Board of Directors or a committee of the board.

      The debt securities:

•	are direct senior unsecured obligations of NiSource Finance;

•	are equal in right of payment to any other senior unsecured obligations of NiSource Finance; and

•	are guaranteed on a senior unsecured basis by NiSource.

      NiSource Finance is a special purpose financing subsidiary formed solely as a financing vehicle for NiSource and its subsidiaries. Therefore, the ability of NiSource Finance to pay its obligations under the debt securities is dependent upon the receipt by it of payments from NiSource. If NiSource were not to make such payments for any reason, the holders of the debt securities would have to rely on the enforcement of NiSource’s guarantee described below.

      If NiSource Finance uses this prospectus to offer debt securities, an accompanying prospectus supplement will describe the following terms of the debt securities being offered, to the extent applicable:

•	the title;

•	any limit on the aggregate principal amount;

•	the date or dates on which NiSource Finance will pay principal;

•	the right, if any, to extend the date or dates on which NiSource Finance will pay principal;

•	the interest rates or the method of determining them and the date interest begins to accrue;

•	the interest payment dates and the regular record dates for any interest payment dates;

•	the right, if any, to extend the interest payment periods and the duration of any extension;

•	the place or places where NiSource Finance will pay principal and interest;

•	the terms and conditions of any optional redemption, including the date after which, and the price or prices at which, NiSource Finance may redeem securities;

•	the terms and conditions of any optional purchase or repayment, including the date after which, and the price or prices at which, holders may require NiSource Finance to purchase, or a third party may require holders to sell, securities;

•	the terms and conditions of any mandatory or optional sinking fund redemption, including the date after which, and the price or prices at which, NiSource Finance may redeem securities;

•	whether bearer securities will be issued;

•	the denominations in which NiSource Finance will issue securities;

•	the currency or currencies in which NiSource Finance will pay principal and interest;

•	any index or indices used to determine the amount of payments;

•	the portion of principal payable on declaration of acceleration of maturity;

•	any additional events of default or covenants of NiSource Finance or NiSource applicable to the debt securities;

•	whether NiSource Finance will pay additional amounts in respect of taxes and similar charges on debt securities held by a United States alien and whether NiSource Finance may redeem those debt securities rather than pay additional amounts;

•	whether NiSource Finance will issue the debt securities in whole or in part in global form and, in such case, the depositary for such global securities and the circumstances under which beneficial owners of interests in the global security may exchange such interest for securities;

•	the date or dates after which holders may convert the securities into shares of NiSource common stock or preferred stock and the terms for that conversion; and

•	any other terms of the securities.

      The Indenture does not give holders of debt securities protection in the event of a highly leveraged transaction or other transaction involving NiSource Finance or NiSource. The Indenture also does not limit the ability of NiSource Finance or NiSource to incur indebtedness or to declare or pay dividends on its capital stock.

Guarantee of NiSource

      NiSource will fully and unconditionally guarantee to each holder of debt securities and to the indenture trustee and its successors all the obligations of NiSource Finance under the debt securities, including the due and punctual payment of the principal of, and premium, if any, and interest, if any, on the debt securities. The guarantee applies whether the payment is due at maturity, on an interest payment date or as a result of acceleration, redemption or otherwise. The guarantee includes payment of interest on the overdue principal of and interest, if any, on the debt securities (if lawful) and all other obligations of NiSource Finance under the Indenture. The guarantee will remain valid even if the Indenture is found to be invalid. NiSource is obligated under the guarantee to pay any guaranteed amount immediately after NiSource Finance’s failure to do so.

      NiSource is a holding company with no independent business operations or source of income of its own. It conducts substantially all of its operations through its subsidiaries and, as a result, NiSource depends on the earnings and cash flow of, and dividends or distributions from, its subsidiaries to provide the funds necessary to meet its debt and contractual obligations. A substantial portion of NiSource’s consolidated assets, earnings and cash flow is derived from the operation of its regulated utility subsidiaries, whose legal authority to pay dividends or make other distributions to NiSource is subject to regulation. Northern Indiana Public Service Company’s debt indenture also provides that Northern Indiana will not declare or pay any dividends on its common stock owned by NiSource except out of earned surplus or net profits. Furthermore, as long as any shares of Northern Indiana’s cumulative preferred stock are outstanding, Northern Indiana may not declare or pay cash dividends on its common shares in excess of 75% of its net income, provided that Northern Indiana may declare and pay cash dividends if the sum of (1) Northern Indiana’s capital applicable to stock junior to the cumulative preferred stock plus (2) the surplus, after giving effect to such dividends, is at least 25% of the sum of (a) all of Northern Indiana’s obligations under any outstanding bonds, notes, debentures or other securities plus (b) Northern Indiana’s total capital and surplus. Future dividends will depend upon adequate retained earnings, adequate future earnings and the absence of adverse developments. In addition, NiSource is registered as a holding company under the Public Utility Holding Company Act of 1935. As a result, the corporate and financial activities of NiSource and each of its subsidiaries (including their ability to pay dividends to NiSource) are subject to regulation by the SEC.

      NiSource’s holding company status also means that its right to participate in any distribution of the assets of any of its subsidiaries upon liquidation, reorganization or otherwise is subject to the prior claims of the creditors of each of the subsidiaries (except to the extent that the claims of NiSource itself as a creditor of a subsidiary may be recognized). Since this is true for NiSource, it is also true for the creditors of NiSource (including the holders of the debt securities).

Conversion Rights

      The terms, if any, on which a series of debt securities may be exchanged for or converted into shares of common stock or preferred stock of NiSource will be set forth in the applicable prospectus supplement.

Denomination, Registration and Transfer

      NiSource Finance may issue the debt securities as registered securities in certificated form or as global securities as described under the heading “Book-Entry Issuance.” Unless otherwise specified in the applicable prospectus supplement, NiSource Finance will issue registered debt securities in denominations of $1,000 or integral multiples of $1,000. (See Section 302.)

      If NiSource Finance issues the debt securities as registered securities, NiSource Finance will keep at one of its offices or agencies a register in which it will provide for the registration and transfer of the debt securities. NiSource Finance will appoint that office or agency the security registrar for the purpose of registering and transferring the debt securities.

      The holder of any registered debt security may exchange the debt security for registered debt securities of the same series having the same stated maturity date and original issue date, in any authorized denominations, in like tenor and in the same aggregate principal amount. The holder may exchange those debt securities by surrendering them in a place of payment maintained for this purpose at the office or agency NiSource Finance has appointed securities registrar. Holders may present the debt securities for exchange or registration of transfer, duly endorsed or accompanied by a duly executed written instrument of transfer satisfactory to NiSource Finance and the securities registrar. No service charge will apply to any exchange or registration of transfer, but NiSource Finance may require payment of any taxes and other governmental charges as described in the Indenture. (See Section 305.)

      If debt securities of any series are redeemed, NiSource Finance will not be required to issue, register transfer of or exchange any debt securities of that series during the 15 business day period immediately preceding the day the relevant notice of redemption is given. That notice will identify the serial numbers of the debt securities being redeemed. After notice is given, NiSource Finance will not be required to issue, register the transfer of or exchange any debt securities that have been selected to be either partially or fully redeemed, except the unredeemed portion of any debt security being partially redeemed. (See Section 305.)

Payment and Paying Agents

      Unless otherwise indicated in the applicable prospectus supplement, on each interest payment date, NiSource Finance will pay interest on each debt security to the person in whose name that debt security is registered as of the close of business on the record date relating to that interest payment date. If NiSource Finance defaults in the payment of interest on any debt security, it may pay that defaulted interest to the registered owner of that debt security:

•	as of the close of business on a date that the indenture trustee selects, which may not be more than 15 days or less than 10 days before the date NiSource Finance proposes to pay the defaulted interest, or

•	in any other lawful manner that does not violate the requirements of any securities exchange on which that debt security is listed and that the indenture trustee believes is acceptable.

(See Section 307.)

      Unless otherwise indicated in the applicable prospectus supplement, NiSource Finance will pay the principal of and any premium or interest on the debt securities when they are presented at the office of the indenture trustee, as paying agent. NiSource Finance may change the place of payment of the debt securities, appoint one or more additional paying agents, and remove any paying agent.

Redemption

      The applicable prospectus supplement will contain the specific terms on which NiSource Finance may redeem a series of debt securities prior to its stated maturity. NiSource Finance will send a notice of redemption to holders at least 30 days but not more than 60 days prior to the redemption date. The notice will state:

•	the redemption date;

•	the redemption price;

•	if less than all of the debt securities of the series are being redeemed, the particular debt securities to be redeemed (and the principal amounts, in the case of a partial redemption);

•	that on the redemption date, the redemption price will become due and payable and any applicable interest will cease to accrue on and after that date;

•	the place or places of payment; and

•	whether the redemption is for a sinking fund.

(See Section 1104.)

      On or before any redemption date, NiSource Finance will deposit an amount of money with the indenture trustee or with a paying agent sufficient to pay the redemption price. (See Section 1105.)

      If NiSource Finance is redeeming less than all the debt securities, the indenture trustee will select the debt securities to be redeemed using a method it considers fair and appropriate. After the redemption date, holders of redeemed debt securities will have no rights with respect to the debt securities except the right to receive the redemption price and any unpaid interest to the redemption date. (See Section 1103.)

Consolidation, Merger, Conveyance, Transfer or Lease

      Neither NiSource Finance nor NiSource shall consolidate or merge with any other corporation or convey, transfer or lease substantially all of its assets or properties to any entity unless:

•	that corporation or entity is organized under the laws of the United States or any state thereof;

•	that corporation or entity assumes NiSource Finance’s or NiSource’s obligations, as applicable, under the Indenture;

•	after giving effect to the transaction, NiSource Finance and NiSource are not in default under the Indenture; and

•	NiSource Finance or NiSource, as applicable, delivers to the indenture trustee an officer’s certificate and an opinion of counsel to the effect that the transaction complies with the Indenture.

(See Section 801.)

      The Indenture does not give holders of the debt securities protection in the event of a highly leveraged transaction or other transaction involving NiSource Finance or NiSource. The Indenture also does not limit the ability of NiSource Finance to incur indebtedness or to declare or pay dividends on its capital stock.

Limitation on Liens

      As long as any debt securities remain outstanding, neither NiSource Finance, NiSource nor any subsidiary of NiSource other than a utility may issue, assume or guarantee any debt secured by any mortgage, security interest, pledge, lien or other encumbrance on any property owned by NiSource Finance, NiSource or that subsidiary, except intercompany indebtedness, without also securing the debt securities equally and ratably with (or prior to) the new debt, unless the total amount of all of the secured debt would not exceed 10% of the consolidated net tangible assets of NiSource and its subsidiaries (other than utilities).

      In addition, the lien limitations do not apply to NiSource Finance’s, NiSource’s and any subsidiary’s ability to do the following:

•	create mortgages on any property and on certain improvements and accessions on such property acquired, constructed or improved after the date of the Indenture;

•	assume existing mortgages on any property or indebtedness of an entity which is merged with or into, or consolidated with NiSource Finance, NiSource and any subsidiary;

•	assume existing mortgages on any property or indebtedness of an entity existing at the time it becomes a subsidiary;

•	create mortgages to secure debt of a subsidiary to NiSource or to another subsidiary;

•	create mortgages in favor of governmental entities to secure payment under a contract or statute or mortgages to secure the financing of constructing or improving property, including mortgages for pollution control or industrial revenue bonds;

•	create mortgages to secure debt of NiSource or its subsidiaries maturing within 12 months and created in the ordinary course of business;

•	create mortgages to secure the cost of exploration, drilling or development of natural gas, oil or other mineral property;

•	to continue mortgages existing on the date of the Indenture; and

•	create mortgages to extend, renew or replace indebtedness secured by any mortgage referred to above provided that the principal amount of indebtedness and the property securing the indebtedness shall not exceed the amount secured by the mortgage being extended, renewed or replaced.

(See Section 1008.)

Events of Default

      The Indenture provides, with respect to any outstanding series of debt securities, that any of the following events constitutes an “Event of Default”:

•	NiSource Finance defaults in the payment of any interest upon any debt security of that series that becomes due and payable and the default continues for 60 days;

•	NiSource Finance defaults in the payment of principal of or any premium on any debt security of that series when due at its maturity, on redemption, by declaration or otherwise and the default continues for three business days;

•	NiSource Finance defaults in the deposit of any sinking fund payment when due and the default continues for three business days;

•	NiSource Finance or NiSource defaults in the performance of or breaches any covenant or warranty in the Indenture for 90 days after written notice to NiSource Finance and NiSource from the indenture trustee or to NiSource Finance, NiSource and the indenture trustee from the holders of at least 33% of the outstanding debt securities of that series;

•	NiSource Finance or NiSource Capital Markets defaults under any bond, debenture, note or other evidence of indebtedness for money borrowed by NiSource Finance or NiSource Capital Markets, or NiSource Finance or NiSource Capital Markets defaults under any mortgage, indenture or instrument under which there may be issued, secured or evidenced indebtedness constituting a failure to pay in excess of $50,000,000 of the principal or interest when due and payable, and in the event such debt has become due as the result of an acceleration, such acceleration is not rescinded or annulled or such debt is not paid within 60 days after written notice to NiSource Finance and NiSource from the indenture trustee or to NiSource Finance, NiSource and the indenture trustee from the holders of at least 33% of the outstanding debt securities of that series;

•	the NiSource guarantee ceases to be in full force and effect in any material respect or is disaffirmed or denied (other than according to its terms), or is found to be unenforceable or invalid; or

•	certain events of bankruptcy, insolvency or reorganization of NiSource Finance, NiSource Capital Markets or NiSource.

(See Section 501.)

      If an Event of Default occurs with respect to debt securities of a particular series, the indenture trustee or the holders of 33% in principal amount of the outstanding debt securities of that series may declare the debt securities of that series due and payable immediately. (See Section 502.)

      The holders of a majority in principal amount of the outstanding debt securities of a particular series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee under the Indenture, or exercising any trust or power conferred on the indenture trustee with respect to the debt securities of that series. The indenture trustee may refuse to follow directions that are in conflict with law or the Indenture, that expose the indenture trustee to personal liability or that are unduly prejudicial to other holders. The indenture trustee may take any other action it deems proper that is not inconsistent with those directions. (See Section 512.)

      The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the Indenture and its consequences, except a default:

•	in respect of a payment of principal of, or premium, if any, or interest on any debt security; or

•	in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each affected debt security.

(See Section 513.)

      At any time after the holders of the debt securities of a series declare that the debt securities of that series are due and immediately payable, a majority in principal amount of the outstanding holders of debt securities of that series may rescind and cancel the declaration and its consequences: (1) before the indenture trustee has obtained a judgment or decree for money, (2) if all defaults (other than the non-payment of principal which has become due solely by the declaration) have been waived or cured, and (3) NiSource or NiSource Finance has paid or deposited with the indenture trustee an amount sufficient to pay:

•	all overdue interest on the debt securities of that series;

•	the principal of, and premium, if any, or interest on any debt securities of that series which are due other than by the declaration;

•	interest on overdue interest (if lawful); and

•	sums paid or advanced by and amounts due to the indenture trustee under the Indenture.

(See Section 502.)

Modification of Indenture

      NiSource Finance, NiSource and the indenture trustee may modify or amend the Indenture, without the consent of the holders of any debt securities, for any of the following purposes:

•	to evidence the succession of another person as obligor under the Indenture;

•	to add to NiSource Finance’s or NiSource’s covenants or to surrender any right or power conferred on NiSource Finance or NiSource under the Indenture;

•	to add events of default;

•	to add or change any provisions of the Indenture to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal or premium on registered securities or of principal or premium or any interest on bearer securities, to permit registered securities to be exchanged for bearer securities or to permit the issuance of securities in uncertificated form (so long as the modification or amendment does not materially adversely affect the interest of the holders of debt securities of any series);

•	to change or eliminate any provisions of the Indenture (so long as there are no outstanding debt securities entitled to the benefit of the provision);

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series;

•	to evidence or provide for the acceptance or appointment by a successor indenture trustee or facilitate the administration of the trusts under the Indenture by more than one indenture trustee;

•	to cure any ambiguity, defect or inconsistency in the Indenture (so long as the cure or modification does not materially adversely affect the interest of the holders of debt securities of any series);

•	to effect assumption by NiSource or one of its subsidiaries of NiSource Finance’s obligations under the Indenture; or

•	to conform the Indenture to any amendment of the Trust Indenture Act.

(See Section 901.)

      The Indenture provides that we and the indenture trustee may amend the Indenture or the debt securities with the consent of the holders of a majority in principal amount of the then outstanding debt securities of each series affected by the amendment voting as one class. However, without the consent of each holder of any outstanding debt securities affected, an amendment or modification may not, among other things:

•	change the stated maturity of the principal or interest on any debt security;

•	reduce the principal amount of, rate of interest on, or premium payable upon the redemption of, any debt security;

•	change the method of calculating the rate of interest on any debt security;

•	change any obligation of NiSource Finance to pay additional amounts in respect of any debt security;

•	reduce the principal amount of a discount security that would be payable upon acceleration of its maturity;

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security;

•	impair a holder’s right to institute suit for the enforcement of any payment after the stated maturity or after any redemption date or repayment date;

•	reduce the percentage of holders of debt securities necessary to modify or amend the Indenture or to consent to any waiver under the Indenture;

•	change any obligation of NiSource Finance to maintain an office or agency in each place of payment or to maintain an office or agency outside the United States;

•	modify the obligations of NiSource under its guarantee in any way adverse to the interests of the holders of the debt securities; and

•	modify these requirements or reduce the percentage of holders of debt securities necessary to waive any past default of certain covenants.

(See Section 902.)

Satisfaction and Discharge

      Under the Indenture, NiSource Finance can terminate its obligations with respect to debt securities of any series not previously delivered to the indenture trustee for cancellation when those debt securities:

•	have become due and payable;

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year under arrangements satisfactory to the indenture trustee for giving notice of redemption.

      NiSource Finance may terminate its obligations with respect to the debt securities of that series by depositing with the indenture trustee, as trust funds dedicated solely for that purpose, an amount sufficient to pay and discharge the entire indebtedness on the debt securities of that series. In that case, the Indenture will cease to be of further effect and NiSource Finance’s obligations will be satisfied and discharged with respect to that series (except as to NiSource Finance’s obligations to pay all other amounts due under the Indenture and to provide certain officers’ certificates and opinions of counsel to the indenture trustee). At the expense of NiSource Finance, the indenture trustee will execute proper instruments acknowledging the satisfaction and discharge. (See Section 401.)

Book-Entry Issuance

      Unless otherwise specified in the applicable prospectus supplement, NiSource Finance will issue any debt securities offered under this prospectus as “global securities.” We will describe the specific terms for issuing any debt security as a global security in the prospectus supplement relating to that debt security.

      Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company, or DTC, will act as the depositary for any global securities. NiSource Finance will issue global securities as fully registered securities registered in the name of DTC’s nominee, Cede & Co. NiSource Finance will issue one or more fully registered global securities for each issue of debt securities, each in the aggregate principal or stated amount of such issue, and will deposit the global securities with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. DTC’s direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC’s book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of securities under DTC’s system must be made by or through a direct participant, which will receive a credit for such securities on DTC’s records. The ownership interest of each actual purchaser of each security — the beneficial owner — is in turn recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchases, but they should receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participants through which they entered into the transactions. Transfers of ownership interest in the securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their securities, except in the event that use of the book-entry system for the securities is discontinued.

      To facilitate subsequent transfers, all global securities that are deposited with, or on behalf of, DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of global securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the global securities. Under its usual procedures, DTC will mail an omnibus proxy to NiSource Finance as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

      Redemption proceeds, principal payments and any premium, interest or other payments on the global securities will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participant and not of DTC, NiSource Finance, NiSource or the indenture trustee, subject to any statutory or regulatory requirements in effect at the time. Payment of redemption payments, principal and any premium, interest or other payments to DTC is the responsibility of NiSource Finance and the applicable paying agent, disbursement of payments to direct participants will be the responsibility of DTC, and disbursement of payments to the beneficial owners will be the responsibility of direct and indirect participants.

      If applicable, redemption notices will be sent to Cede & Co. If less than all of the debt securities of like tenor and terms are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

      A beneficial owner electing to have its interest in a global security repaid by NiSource Finance will give any required notice through its participant and will effect delivery of its interest by causing the direct participant to transfer the participant’s interest in the global securities on DTC’s records to the appropriate party. The requirement for physical delivery in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global securities are transferred on DTC’s records.

      DTC may discontinue providing its services as securities depositary with respect to the global securities at any time by giving reasonable notice to NiSource Finance or the indenture trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates for the securities are required to be printed and delivered.

      NiSource Finance may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates for the securities will be printed and delivered.

      We have provided the foregoing information with respect to DTC to the financial community for information purposes only. We do not intend the information to serve as a representation, warranty or contract modification of any kind. We have received the information in this section concerning DTC and DTC’s system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Governing Law

      The Indenture and the debt securities are governed by the internal laws of the State of New York.

Information Concerning the Indenture Trustee

      Prior to default, the indenture trustee will perform only those duties specifically set forth in the Indenture. After default, the indenture trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The indenture trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of debt securities unless the holder offers the indenture trustee reasonable indemnity against the costs, expenses and liability that the indenture trustee might incur in exercising those powers. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if it reasonably believes that it may not receive repayment or adequate indemnity. (See Section 601.)

      The indenture trustee, JPMorgan Chase Bank, is also the indenture trustee for NiSource Capital Markets’ senior and subordinated debt indentures and the indenture governing the debenture portion of NiSource’s Stock Appreciation Income Linked Securities (“SAILS”). JPMorgan Chase Bank is the purchase contract agent and collateral agent for the SAILS.

DESCRIPTION OF WARRANTS

      NiSource and NiSource Finance may issue warrants to purchase equity or debt securities, respectively. NiSource and NiSource Finance may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. NiSource and NiSource Finance will issue the warrants under warrant agreements to be entered into between NiSource or NiSource Finance, as the case may be, and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

      The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of Warrants

      Each warrant will entitle the holder of warrants to purchase for cash the amount of equity or debt securities at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, NiSource or NiSource Finance, as the case may be, will, as soon as possible, forward the equity or debt securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, NiSource or NiSource Finance, as the case may be, will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

      NiSource may issue stock purchase contracts, including contracts obligating holders to purchase from NiSource, and for NiSource to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula stated in the stock purchase contracts.

      The stock purchase contracts may be issued separately or as part of units that we call “stock purchase units.” Stock purchase units consist of a stock purchase contract and either NiSource Finance’s debt securities or U.S. treasury securities securing the holders’ obligations to purchase the common stock under the stock purchase contracts.

      The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.

      The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will only be a summary, and you should read the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

      We may sell the securities to or through underwriters, through dealers or agents, directly to you or through a combination of these methods. The prospectus supplement with respect to any offering of securities will describe the specific terms of the securities being offered, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to NiSource or NiSource Finance from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the offered securities may be listed.

      Through Underwriters. If we use underwriters in the sale of the securities, the underwriters will acquire the offered securities for their own account. We will execute an underwriting agreement with an underwriter or underwriters once an agreement for sale of the securities is reached. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the offered securities directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in the prospectus supplement relating to offered securities, the obligations of the underwriters to purchase those offered securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of those offered securities if they purchase any of them.

      Through Dealers. If we use a dealer to sell the securities, we will sell the offered securities to the dealer as principal. The dealer may then resell those offered securities at varying prices determined at the time of resale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      Through Agents. If we use agents in the sale of securities, we may designate one or more agents to sell offered securities. Unless otherwise stated in a prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

      Directly to Purchasers. We may sell the offered securities directly to one or more purchasers. In this case, no underwriters, dealers or agents would be involved. We will describe the terms of our direct sales in our prospectus supplement.

      General Information. A prospectus supplement will state the name of any underwriter, dealer or agent and the amount of any compensation, underwriting discounts or concessions paid, allowed or reallowed to them. A prospectus supplement will also state the proceeds to us from the sale of offered securities, any initial public offering price and other terms of the offering of those offered securities.

      Our agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

      We may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase offered securities from us at the public offering price and on terms described in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. If we use delayed delivery contracts, we will disclose that we are using them in our prospectus supplement and will tell you when we will demand payment and delivery of the securities. The delayed delivery contracts will be subject only to the conditions we set forth in our prospectus supplement.

      We may enter into agreements to indemnify agents, underwriters and dealers against certain civil liabilities, including liabilities under the Securities Act of 1933.

LEGAL OPINIONS

      Schiff Hardin & Waite, Chicago, Illinois, will pass upon the validity of the securities offered by this prospectus for us. The opinions with respect to the securities may be subject to assumptions regarding future action to be taken by us and the trustee, if applicable, in connection with the issuance and sale of the securities, the specific terms of the securities and other matters that may affect the validity of securities but that cannot be ascertained on the date of those opinions. Peter V. Fazio, Jr., a partner of the firm who also serves as Executive Vice President and General Counsel of NiSource, holds approximately 11,400 shares of NiSource common stock.

EXPERTS

      The consolidated financial statements and the related consolidated financial statement schedules incorporated in this prospectus by reference from NiSource’s Current Report on Form 8-K dated July 15, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Financial Accounting Standards No. 133, “Accounting for Derivatives Instruments and Hedging Activities,” as amended, on January 1, 2001 and Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002 and the adoption of the October 2002 consensus of EITF Issue No. 02-03, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities”), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

      The expenses in connection with the issuance and distribution of the securities covered hereby are as follows (all amounts other than the Securities and Exchange Commission filing fee are estimated):

Securities and Exchange Commission filing fee	$202,250
Trustees’ fees	35,000
Accounting fees and expenses	50,000
Legal fees and expenses	200,000
Transfer agent and registrar fees	2,000
Printing and engraving expenses	175,000
Miscellaneous expenses	750

Total	$665,000

ITEM 15. Indemnification of Directors and Officers.

      Section B.1. of Article V of NiSource Inc.’s Amended and Restated Certificate of Incorporation provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

      Section B.2. of Article V of NiSource Inc.’s Amended and Restated Certificate of Incorporation and Section 145 of the General Corporation Law of Delaware provide that NiSource Inc. will, to the fullest extent permitted by applicable law, as then in effect, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil or criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation (including NiSource Finance Corp.), partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such investigation, claim, action, suit or proceeding, provided that such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful.

      Section B.2. of Article V of NiSource Inc.’s Amended and Restated Certificate of Incorporation and Section 145 of the General Corporation Law of Delaware also provide that if the investigation, claim, action, suit or proceeding is a derivative action (meaning one brought by or on behalf of the corporation), NiSource Inc. will, to the extent permitted by applicable law, as then in effect, indemnify any person against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such investigation, claim, action, suit or proceeding if incurred by such person in connection with the defense or settlement of such investigation, claim, action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any investigation, claim, action, suit, proceeding or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in light of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense as the court deems proper.

      NiSource Inc.’s Amended and Restated Certificate of Incorporation and the General Corporation Law of Delaware permits NiSource Inc. and its subsidiaries to purchase and maintain insurance on behalf of any person who is a director or officer for acts committed in their capacities as such directors or officers. NiSource Inc. currently maintains such liability insurance.

      Article VIII of NiSource Finance Corp.’s By-Laws provides for indemnification by NiSource Finance Corp. of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, formal or informal by reason of the fact such person was a director, officer, employee or agent of NiSource Finance Corp., or is or was serving at the request of NiSource Finance Corp. as a director, officer, employee, agent, partner, trustee or member or in another authorized capacity of or for another corporation, unincorporated association, business trust, partnership, joint venture, trust or other legal entity, against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, formal or informal, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of NiSource Finance Corp. and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; except that, in the case of an action by or in the right of NiSource Finance Corp. to procure judgment in its favor, no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for willful negligence or misconduct in the performance of such person’s duties to NiSource Finance Corp. unless and only to the extent that a court of equity or the court in which such action was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. To the extent such a person is successful on the merits or otherwise in defense of any action, claim, issue or matter referred to herein, such person shall be indemnified against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in such action, claim, issue or matter.

      As authorized under NiSource Finance Corp.’s By-Laws and the Indiana Business Corporation Law, NiSource Finance has insurance which insures directors and officers for acts committed as such directors or officers.

ITEM 16. Exhibits.

      Reference is made to information in the Exhibit Index filed as a part of this Registration Statement.

ITEM 17. Undertakings.

      Each undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of NiSource Inc.’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      Each undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Merrillville, State of Indiana, on July 28, 2003.

NISOURCE INC.
(Registrant)

By:	/s/ GARY L. NEALE

Name: Gary L. Neale
Title: Chairman, President and
Chief Executive Officer

POWER OF ATTORNEY

      Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Stephen P. Adik, Michael W. O’Donnell, Jeffrey W. Grossman or David J. Vajda or any one of them his or her true lawful attorney-in-fact and agent with full power of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority, to do and perform each and every act and thing requisite or necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GARY L. NEALE Gary L. Neale	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)	July 28, 2003
/s/ STEPHEN P. ADIK Stephen P. Adik	Vice Chairman and Director	July 28, 2003

/s/ MICHAEL O’DONNELL Michael O’Donnell	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 28, 2003

/s/ JEFFREY W. GROSSMAN Jeffrey W. Grossman	Vice President and Controller (Principal Accounting Officer)	July 28, 2003
/s/ STEVEN C. BEERING Steven C. Beering	Director	July 28, 2003

Signature	Title	Date

/s/ ARTHUR J. DECIO Arthur J. Decio	Director	July 28, 2003
/s/ DENNIS E. FOSTER Dennis E. Foster	Director	July 28, 2003
/s/ IAN M. ROLLAND Ian M. Rolland	Director	July 28, 2003
/s/ JOHN W. THOMPSON John W. Thompson	Director	July 21, 2003
/s/ ROBERT J. WELSH Robert J. Welsh	Director	July 21, 2003
/s/ CAROLYN Y. WOOM Carolyn Y. Woo	Director	July 28, 2003
/s/ ROGER A. YOUNG Roger A. Young	Director	July 28, 2003

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Merrillville, State of Indiana, on July 28, 2003.

NISOURCE FINANCE CORP.
(Registrant)

By:	/s/ MICHAEL W. O’DONNELL

Name: Michael W. O’Donnell
Title: President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL W. O’DONNELL Michael W. O’Donnell	President and Director (Principal Executive Officer and Principal Financial Officer)	July 28, 2003

/s/ JEFFREY W. GROSSMAN Jeffrey W. Grossman	Vice President (Principal Accounting Officer)	July 28, 2003

/s/ STEPHEN P. ADIK Stephen P. Adik	Director	July 28, 2003

EXHIBIT INDEX

      The following documents are filed as part of the Registration Statement or are incorporated by reference.

Exhibit
Number	Document Description

1.1*	— Form of Underwriting Agreement
3.1	— Amended and Restated Certificate of Incorporation of NiSource Inc. (incorporated by reference to Exhibit 3.1 to the NiSource Inc. Current Report on Form 8-K filed November 1, 2000)
3.2	— Amended and Restated Bylaws of NiSource Inc. (incorporated by reference to Exhibit 3.2 to the NiSource Inc. Annual Report on Form 10-K for the year ended December 31, 2001)
4.1
— Indenture, dated November 14, 2000, among NiSource Finance Corp., NiSource Inc., as guarantor, and The Chase Manhattan Bank, as Trustee (incorporated by reference to Exhibit 4.1 to the NiSource Inc. Form S-3 filed November 17, 2000 (Registration No. 333-49330))

4.2
— Rights Agreement between NiSource Inc. and ChaseMellon Shareholder Services, L.L.C., as rights agent, dated November 1, 2000 (incorporated by reference to Exhibit 4.1 to the NiSource Inc. Current Report on Form 8-K filed November 1, 2000)

5.1	— Opinion of Schiff Hardin & Waite
12.1	— Statement Regarding Computation of Ratios of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to the NiSource Inc. Annual Report on Form 10-K for the year ended December 31, 2002)
23.1	— Consent of Deloitte & Touche LLP
23.2	— Consent of Schiff Hardin & Waite (included in Exhibit 5.1)
24.1	— Powers of Attorney (included on signature page)
25.1	— Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Trustee for the Indenture with respect to Debt Securities
25.2	— Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Trustee for the Indenture with respect to Guarantees of Debt Securities

*	To be filed by amendment or pursuant to a Current Report on Form 8-K.